Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Boxlight Corporation for the registration of Class A Common Stock of our report dated March 28, 2025, with respect to the consolidated financial statements of Boxlight Corporation included in the Annual Report on Form 10-K for the year ended December 31, 2024. Our report contains an explanatory paragraph describing conditions that raise substantial doubt about Boxlight Corporation’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Forvis Mazars, LLP

Atlanta, GA
April 7, 2025